Exhibit 99.1

                       FIBERSTARS ANNOUNCES RESTRUCTURING

PR Newswire -- June 28, 2005

FREMONT, Calif., June 28 /PRNewswire-FirstCall/ -- Fiberstars, Inc. (Nasdaq: FBST), today announced a reorganization and restructuring designed to refocus the Company behind its promising new energy saving lighting technology, EFO(R):

     -- Effective July 1, 2005, John Davenport, who has been the principal developer of the EFO technology, is named CEO, a planned management succession as David Ruckert nears the age of 68. Mr. Ruckert will retain the title of President during a transition period through September 30, and he will remain a director. Mr. Davenport, formerly President of Unison Fiber Optics (acquired by Fiberstars in 2000), also spent 25 years as a scientist/manager with GE Lighting. He had been serving as Fiberstars COO/CTO. Fiberstars plans to hire a new COO/V.P. Operations.

     -- The Company intends to significantly reduce its costs of operation by consolidating most of its U.S. operations into its Solon, Ohio location. The Company plans to close its Fremont, California office, involving a one-time restructuring charge of approximately $3.5 million, of which about $2 million will be additional cash payments. The consolidation is expected to save $2 million per year as compared to current costs. Wayne Platt, who has extensive manufacturing experience in the lighting industry, has been hired as a consultant to oversee the transition. Mr. Platt has directed operations for Philips, Osram/Sylvania and Venture Lighting.

     -- The Company is evaluating several programs which it believes can materially reduce the cost of EFO. The outlook for Fiberstars EFO is for higher sales in the second half of 2005 than the first half. With the rising cost of oil creating increasing concerns about energy and new energy regulations, Fiberstars believes EFO's long term growth prospects remain positive. The Company intends that this technology will become the focus of Fiberstars' future.

     -- Roger Buelow, currently V.P. Engineering, will also assume the title of Chief Technology Officer effective July 1, 2005. Mr. Buelow has done outstanding work on the Fiberstars' DARPA contract and as head of engineering on all Fiberstars products.

The Company also announced today that it expects its pool and spa business to miss its forecast for the 2005 season. This is expected to cause the Company's revenue to fall below levels in the second quarter of 2004, resulting in a loss for the second quarter of 2005. Management believes the restructuring to reduce overhead to be especially important given the volatility of results in the Company's core business.

"This transition in management and restructuring to focus on EFO comes at the right time," said John Davenport. "Customer interest in EFO has increased since the introduction on our new EFO Daylight lamp and EFO Durable Docklight(TM). We expect to test our new EFO freezer case lighting system in the second half of this year, which also has received considerable customer interest. All EFO products save significant energy vs. today's conventional lighting alternatives.

"About three-fourths of our Company has been working on Fiberstars' conventional product lines. With this restructuring, the majority of Fiberstars employees will be focused on EFO, which is the future growth engine for us. The cost reduction initiatives are expected to make EFO more competitive with a broader cross section of the $58 billion lighting market. We believe lower costs will be especially important in the freezer case and dock light market segments, and will also help EFO downlights to compete more effectively against low cost lighting products available from off-shore sources. I am extremely proud and excited to be leading this new effort."

David Ruckert commented: "In John Davenport, Fiberstars is fortunate to have an executive who is widely recognized as one of the giants of the lighting industry. John has demonstrated the intellectual depth and the breadth of management expertise to lead Fiberstars at this critical juncture. We believe his energy, lighting knowledge and commitment to EFO will maximize its potential success in the years to come."

The Company expects the restructuring to be complete in the 1st quarter of 2006.

About Fiberstars

Fiberstars is the world's leading supplier of fiber optic lighting. Fiberstars products are designed, manufactured and marketed in the commercial lighting, sign and swimming pool and spa markets. Fiber optic lighting provides aesthetic, safety, energy savings and maintenance cost benefits over conventional lighting. Fiberstars has 41 patents on its technologies for fiber optic lighting, with 25 patents pending. Customers include fast food restaurant chains, theme parks and casinos, hotels, retail stores, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 44259 Nobel Dr., Fremont, California. The Company has additional offices in Solon, Ohio, New York City, England and Germany. Telephone 510-490-0719. Web site: www.fiberstars.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the goals and business outlook for 2005 and thereafter, the Company's plans for hiring a new COO/V.P. Operations, the Company's intention to significantly reduce operating costs through consolidation of its U.S. operations, including planned closure of the Fremont, California office, the expected restructuring charge and expected annual cost savings, the importance and expected benefits and timing of restructuring, the Company's evaluation of potential programs for cost reductions of EFO and expected benefits of cost reductions including competitive advantages, the outlook for expected EFO sales in the second half of 2005, growth prospects for EFO and the Company's intention that EFO become the focus of the Company's future, the expectations that the Company's pool and spa business will miss its forecast, resulting in lower Company revenues and a loss for the quarter, volatility of results from the Company's core businesses, expected testing of the EFO freezer case lighting system, the features and benefits of the Company's products, including energy-saving features of EFO, trends in energy costs and regulation, and the expected contributions and impact of Mr. Davenport as CEO. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company's future include, but are not limited to, the slowing U.S. and world economy and its effects on Fiberstars' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of or difficulties in implementing restructuring, the ability to evaluate and implement programs for reducing the cost of EFO, the ability to hire and integrate a new COO/V.P. Operations and the ability of the Company to integrate new management, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars' SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2004, and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.

SOURCE  Fiberstars, Inc.
    -0-                             06/28/2005
    /CONTACT:  John Davenport, +1-440-836-7414, or David Ruckert,
+1-510-490-0719, both of Fiberstars/
    /Web site:  http://www.fiberstars.com/